Exhibit 10.4

UNSECURED PROMISSORY NOTE

$___________	December 11, 2023

1. Principal. For value received, ADITXT, INC., a Delaware corporation (“Borrower”), promises to pay ______ or its permitted assignees (“Lender”) at such place as the holder hereof may from time to time designate in writing, the principal sum of __________________________________________________________ ($______), or such lesser amount as is payable hereunder pursuant to Section 2 below. This Note is one of a series of similar Notes (collectively, the “Notes”) issued pursuant to that certain Assignment Agreement dated as of December 11, 2023 among Borrower, Lender, Baker Brothers Life Sciences, L.P. (“BBLS” and collectively with Lender, the “Noteholders”) and Baker Bros. Advisors LP as their designated agent (the “Designated Agent”).

2. Repayment. Commencing on the 30th day after the first Applicable Filing Date (as defined below) after December 31, 2023 and for each Applicable Filing Date thereafter through and including the Applicable Filing Date following the calendar quarter ended September 30, 2033, the principal balance of this Note will be payable in quarterly installments in amount equal to the sum of the product obtained by multiplying 0.25215% of Net Sales of Phexxi during the most recently ended applicable calendar quarter; provided that the aggregate amount of all such payments shall not exceed $420,250.00 in the aggregate. The final payment shall be due and payable on December 14, 2033 (the “Final Installment”). Any unpaid balance remaining after payment of the Final Installment shall be forgiven in full. As used herein, the term “Applicable Filing Date” shall mean, for each calendar quarter, the date of filing of the audited or reviewed financial statements in the Form 10-Q and/or 10-K as applicable (if timely filed, and if not timely filed, 45 days after the last day of each applicable quarter).

“Net Sales of Phexxi” means the amount billed in arm’s-length transactions by Evofem Biosciences, Inc. or its affiliates, licensees, or any of their respective successors or assigns (each of the foregoing persons and entities, for purposes of this definition, shall be considered a “Related Party”), for sales of Phexxi to a third party, less the sum of the following (to the extent not reimbursed by any third party):

(a) reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of Phexxi;

(b) discounts (including cash discounts and quantity discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies, in each case, as applied to sales of Phexxi and actually given to customers;

(c) reasonable and customary credits and allowances taken upon rejection, return or recall of Phexxi;

(d) reasonable and customary freight and insurance costs incurred with respect to the shipment of Phexxi to customers, in each case if charged separately and invoiced to the customer;

(e) customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of Phexxi to the extent included in the gross amount invoiced;

(f) value added tax, and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each of the foregoing cases, that is allocable to sales of Phexxi in accordance with the Related Party’s standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of Phexxi to any third party, to the extent such taxes are not paid by such third party; and

(g) actual uncollectible debt amounts with respect to sales of Phexxi, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid.

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP.

3. Interest. These Notes shall not bear or accrue interest. The parties hereto intend that (i) any payments hereunder be treated as payments by the Borrower to the Lender under an “installment sale” within the meaning of Section 453(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the receipt by the Lender of this Note not be treated as a “payment” pursuant to Section 453(f) of the Code. The parties hereto further agree that a portion of the amounts payable under this Notes will be treated as interest for U.S. federal income tax purposes, determined (i) using the test rate set forth in Section 1.1274-4(a)(1)(ii) of the U.S. Treasury Regulations promulgated under the Code (the “Regulations”), which the parties hereto agree is five and fifteen hundredths percent (5.15%) compounded semiannually for the short-term AFR, four and thirty-eight hundredths percent (4.38)% compounded semiannually for the mid-term AFR and four and forty-one hundredths percent (4.41%) compounded semiannually for the long-term AFR and (ii) in accordance with the principles of Regulations Section 1.1274-2 and 1.1275-4(c) and, for purposes of determining interest accruals hereunder, treating all of the payments under this Note as contingent until paid for purposes of such sections. Each of the Borrower and the Lender agree to report the tax treatment of any amounts payable under this Note consistently with this Section 3 and not to take any position contrary hereto in any U.S. federal income tax return, tax audit or other tax proceeding, unless otherwise required as a result of a “determination” under Section 1313(a) of the Code or otherwise in connection with a settlement with a taxing authority.

4. Unsecured Note. All amounts payable under this Note shall be unsecured.

5. Representations and Warranties. Borrower represents and warrants as follows:

(a) The Borrower and each of its subsidiaries (i) is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (x) own or lease its assets and carry on its business and (y) execute, deliver and perform its obligations under this Note, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

(b) The execution, delivery and performance by the Borrower of this Note have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of its certificate of incorporation or bylaws, (ii) conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (x) any material contract to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any subsidiary or (y) any material order, injunction, writ or decree of any governmental authority or any arbitral award to which the Borrower or any subsidiary or its property is subject or (iii) violate any law in any material respect.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or its subsidiaries of this Note, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

(d) This Note has been, duly executed and delivered by the Borrower. This Note constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

6. Event of Default. The following conditions or events shall be a default under this Note (each an “Event of Default”):

(a) Borrower shall fail to pay any amounts payable under this Note when due;

(b) any representation or warranty made by Borrower in this Note shall prove to have been incorrect in any material respect when made;

(c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Note; or

(d) The commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debt, assignment for the benefit of creditor, dissolution, insolvency, receivership or liquidation or similar proceeding of any jurisdiction relating to Borrower.

7. Remedies. Upon the occurrence and during the continuance of an Event of Default, the entire principal balance of this Note shall, without demand or notice, immediately become due and payable. Upon the occurrence and during the continuance of an Event of Default, Lender may exercise any and all rights and remedies it may have under this Note and under applicable law. No delay or omission on the part of the holder hereof in exercising any right under this Note will operate as a waiver of such right. The failure of Lender to immediately exercise its option to accelerate this Note upon the occurrence of an Event of Default shall not constitute a waiver of Lender’s right to exercise such option at that time or at any subsequent time with respect to such uncured Event of Default or any other Event of Default. The acceptance by Lender of any payment hereunder which is less than payment in full of all amounts then due and payable hereunder shall not constitute a waiver of or impair, reduce, release or extinguish Borrower’s rights or remedies at that time or any subsequent time or nullify any prior exercise by Borrower of its rights.

8. Prepayment. This Note may be prepaid in part or in whole at any time without any prepayment penalty or premium. Any such prepayment will be applied to the outstanding principal balance of the Note in the inverse order of maturity.

9. Severability. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the balance of the terms and provisions hereof, which terms and provisions will remain binding and enforceable.

10. Modifications. This Note cannot be modified orally. No modification of this Note shall be effective for any purpose unless it is in writing and executed by an officer of Lender authorized to do so. All prior agreements, understandings, representations and negotiations; if any, are merged into this Note.

11. Notices. Any notice required by the provisions of this Note shall be given in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) three (3) business days after the deposit thereof in the mail or (iii) one (1) business day following the day sent by overnight courier (with written confirmation of receipt), in each case, at the address separately provided to the recipient entitled thereto.

12. Successors and Assigns. This Note shall be binding upon the successors and assigns of Borrower and inure to the benefit of Lender and its successors, endorsers and assigns; provided, however, that (except as provided below) neither party may assign this Note without the prior written consent of the other party and any assignment in violation hereof shall be void ab initio. The foregoing notwithstanding, Lender may assign all or any part of its interests in this Note to any affiliate of Lender. Borrower shall keep at its principal office a register in which Borrower shall provide for the registration of the Note and of transfers thereof Notes. Upon surrender for registration of transfer of the Note at the principal office of Borrower, Borrower shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of the applicable transferee or transferees. Whenever the Note is surrendered for exchange, Borrower shall, at its expense, execute and deliver the Note(s) which the holder making the exchange is entitled to receive. In the event the Note is surrendered for registration of transfer or exchange, the Note shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by Lender.

13. Relationship of the Parties. Notwithstanding any business or personal relationship that may exist or have existed between the Borrower and the Lender, or any of their respective officers, directors or employees, the relationship between the Borrower and the Lender shall be solely that of debtor and creditor. The Borrower and the Lender are not partners or joint venturers, and no term or condition of this Note shall be construed so as to deem the relationship between the Borrower and the Lender to be other than that of debtor and creditor, and each of Borrower and Lender agree not to take any position contrary thereto for any U.S. federal, state or local tax purposes unless otherwise required as a result of a “determination” under Section 1313(a) of the Code or otherwise in connection with a settlement with a taxing authority.

14. Headings. Headings at the beginning of each numbered Paragraph of this Note are intended solely for convenience and are not to be deemed or construed to be a part of this Note.

15. Governing Law; Jurisdiction and Venue. This Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflict of law principles. All judicial proceedings arising in or under or related to this Note shall be brought in any state or federal court located in the State of New York. Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.

16. WAIVER OF JURY TRIAL. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

17. Counterparts. This Note may be signed in any number of counterparts, each of which shall be an original and all of which together shall have the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, Borrower has signed this Note and delivered this Note to Lender as of the date first written above.

“BORROWER”:

ADITXT, INC., a Delaware corporation

By:
Amro Albanna, Chief Executive Officer

Unsecured Promissory Note